Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

ABVC BioPharma, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.001par value	Other(2)	4,575,923	$4.50	$20,591,653.50	0.0000927	$1,908.85
Total Offering Amounts				-	$20,591,653.50	0.0000927	$1,908.85
Total Fees Previously Paid							$2,246.55
Total Fee Offsets							$0
Net Fee Due							$0	(4)

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low trading prices on December 11, 2020 of our common stock listed on the OTCQB Markets. The shares offered hereunder may be sold by the Selling Shareholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	The fee is calculated by multiplying the aggregate offering amount by 0.0000927 pursuant to Section 6(b) of the Securities Act.

(4)	Based on the fees due and paid, the Company does not owe any additional fees for this Post-Effective Amendment No. 2.